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                                                                      EXHIBIT 99

                        PURCHASE AND ASSUMPTION AGREEMENT


         Agreement, dated as of May 1, 2001, by and between (a) HUDSON UNITED BANK, a commercial bank organized under the laws of the State of New Jersey, with its principal offices at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 ("Purchaser") and (b) FIRST INTERNATIONAL BANK, a bank organized under the laws of the State of Connecticut, with its principal offices at 280 Trumbull Street, Hartford, Connecticut 06103 ("Seller").


                                   WITNESSETH:


         WHEREAS, Seller and Purchaser wish to enter into an agreement whereby Purchaser will assume certain deposit liabilities of Seller and acquire certain related assets of Seller as hereafter set forth;


         NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


         "Accrued Interest" means, as of any date, the interest, dividends, fees, costs and other charges that have been accrued on but not paid, credited or charged to the Deposit Liabilities.


         "Adjustment to Discount" means an amount determined as follows:


         If the amount of Deposit Liabilities is less than the Base Deposit Amount, then the Adjustment to Discount shall be an amount equal to the product of (i) the Base Discount Amount, multiplied by (ii) a fraction, the numerator of which is the result of (x) the Base Deposit Amount minus (y) the amount of the Deposit Liabilities, and the denominator of which is the Base Deposit Amount (i.e. the amount determined pursuant to this sentence shall be subtracted from the Base Discount Amount for the purpose of determining the Discount), provided that the amount of the Adjustment to Discount pursuant to this sentence (and therefore the amount subtracted from the Base Discount Amount pursuant to this sentence) shall not exceed $45,000.


         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.


         "Agreement" means this Purchase and Assumption Agreement, including all schedules and exhibits hereto.


         "Assigned Assets" has the meaning assigned to such term in Section 3.1 hereof.
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                                       -2-


         "Assignment and Bill of Sale" means the agreement by which Seller effects the transfer of the Assigned Assets in accordance with Section 3.1 hereof, which agreement shall be in the form of Exhibit A attached hereto.


         "Assumed Liabilities" has the meaning assigned to such term in Section
2.1 hereof.


         "Assumption Agreement" means the agreement by which Purchaser assumes the liabilities of Seller specified in Section 2.1 hereof, which agreement shall be in the form of Exhibit B attached hereto.


         "Base Deposit Amount" means $253,716,766 (as set forth on Schedule 1.1(a) hereto).


         "Base Discount Amount" means the sum of (a) $450,000, plus (b) (i) if the Closing occurs on or before July 31, 2001, zero, and (ii) if the Closing occurs after July 31, 2001, $25,000, provided that the amount pursuant to this clause (ii) shall be reduced proportionately to the extent that the Deposit Liabilities are less than the Base Deposit Amount, based upon a reduction to zero if the Deposit Liabilities are equal to or less than ninety percent (90%) of the Base Deposit Amount (e.g. if the Deposit Liabilities are ninety-five percent (95%) of the Base Deposit Amount and the Closing occurs after July 31, 2001, the amount added to the Base Discount Amount pursuant to this clause (ii) will be $12,500).


         "Brokered Deposits" means those Deposit Liabilities which were obtained by Seller from brokers pursuant to agreements which provided for such brokers to purchase (or act as agent for their customers in purchasing) certificates of deposit for their customers from Seller from time to time.


         "Business Day" means any day other than a Saturday or Sunday or a day on which banks are authorized or required to close in the State of Connecticut.


         "CBD" means the Department of Banking of the State of Connecticut.


         "Closing" means the consummation of the assumption of liabilities by Purchaser pursuant to Section 4.3 hereof.


         "Closing Conditions" means the conditions set forth in Article X hereof which must be fulfilled prior to Closing.


         "Closing Date" means the date on which the Closing occurs.


         "Confidentiality Agreement" means that certain confidentiality agreement, dated as of April 18, 2001, by and among Parent, Purchaser and Seller.


         "Customers" means, individually and collectively, the Persons named as the owners of the deposit accounts relating to the Deposit Liabilities.


         "Damages" has the meaning assigned to such term in Section 12.1 hereof.
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                                       -3-


         "Deposit Liabilities" means all of Seller's obligations and liabilities relating to deposit accounts that exist on the Closing Date including without limitation the obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(a) hereto, and (b) any and all deposit accounts which are opened by Seller between the date hereof and the close of business on the day immediately preceding the Closing Date, together with Accrued Interest thereon, all as exists on the Closing Date.


         "Discount" means an amount equal to the sum of (a) the Base Discount Amount, minus (or plus, if and to the extent expressly provided herein) (b) the amount of the Adjustment to Discount. The amount of the Deposit Liabilities used for purposes of calculating the Discount shall be the amount of the Deposit Liabilities transferred to Purchaser on the Closing Date.


         "FDIA" means the Federal Deposit Insurance Act, as amended.


         "FDIC" means the Federal Deposit Insurance Corporation.


         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.


         "Final Closing Schedule" has the meaning assigned to such term in
Section 13.1 hereof.


         "IRS" means the United States Internal Revenue Service.


         "Indemnified Party" has the meaning set forth in Section 12.3 hereof.


         "Indemnitor" has the meaning set forth in Section 12.3 hereof.


         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.


         "Merger" means the merger of Parent and Stag Merger Company, Inc., pursuant to the terms of the Merger Agreement.


         "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of January 15, 2001, by and among Parent, UPS and Stag Merger Company, Inc.


         "Parent" means First International Bancorp, Inc., the parent bank holding company of Seller.


         "Person" means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.


         "Public Announcement" means a press release or public announcement by Parent and Purchaser relating to the assumption by Purchaser of the Assumed Liabilities.


         "Purchaser" has the meaning set forth in the introductory paragraph hereof.


         "Regulatory Approvals" means all approvals and consents of federal and state banking or other regulatory authorities necessary to consummate the transactions contemplated by this Agreement.
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                                      -4-


         "Retail Deposits" means certificate of deposits other than Brokered Deposits.


         "Schedule of Deposit Liabilities" means the schedule setting forth a financial summary of deposit accounts giving rise to the Deposit Liabilities as of the date set forth thereon, which is attached hereto as Schedule 1.1(a) and made a part hereof.


         "Seller" has the meaning set forth in the introductory paragraph hereof.


         "Seller's Closing Payment" means the sum of (a) the Deposit Liabilities plus, (b) the Discount.


         "Tax" means any federal, state, local or foreign income, profits, gains, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, telecommunications, severance, stamp, occupation, premium, windfall profit, environmental (including Section 59A of the Internal Revenue Code), customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee or other tax, withholding tax, or other governmental assessment, charge, duty, or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.


         "Third Party Consents" has the meaning assigned to such term in Section 7.3(a) hereof.


         "UPS" means United Parcel Service, Inc., a Delaware corporation.


                                   ARTICLE II

                            ASSUMPTION OF LIABILITIES


         2.1. Assumed Liabilities. Subject to the terms and conditions hereof, including without limitation the transfer of the Assigned Assets to Purchaser, on the Closing Date, Purchaser shall assume, and Purchaser shall thereafter honor and fully and timely, pay, perform and discharge when due, the Deposit Liabilities and shall perform all duties, responsibilities and obligations of Seller under the Deposit Liabilities, including without limitation, with respect to (a) the abandoned property laws of any state, (b) any legal process which is served on Seller on or before the Closing Date with respect to claims against or related to the Deposit Liabilities, except for claims threatened or pending prior to the Closing Date that arise out of or result from Seller's failure to honor and fully and timely pay, perform and discharge when due Seller's obligations relating to the Deposit Liabilities, or (c) any other applicable law, in each case, to the extent that such liabilities, duties, responsibilities and obligations arise or accrue on or after the Closing Date (collectively, the "Assumed Liabilities"). In confirmation of the foregoing, Purchaser shall execute and deliver the Assumption Agreement to Seller at the Closing.


         2.2. No Other Liabilities Being Assumed. Except for the Assumed Liabilities, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise.
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                                      -5-


         2.3. Schedule of Deposit Liabilities. The Schedule of Deposit Liabilities attached hereto and made a part hereof sets forth the Deposit Liabilities being assumed by Purchaser pursuant to Section 2.1 hereof. The Deposit Liabilities set forth in such Schedule of Deposit Liabilities are as of April 26, 2001 and shall be used and adjusted as provided in Article XIII hereof.


                                   ARTICLE III

                              ASSIGNMENT OF ASSETS

         3.1. Assignment of Assets. Subject to the provisions of this Agreement, and as consideration for Purchaser's assumption of the Assumed Liabilities, on the Closing Date, Seller shall assign, convey and transfer to Purchaser, and Purchaser shall accept from Seller, all of Seller's right, title and interest in, to and under certain assets of Seller as described below (collectively, the "Assigned Assets"):


         (a) all of Seller's rights pertaining to the contracts and relationships giving rise to the Deposit Liabilities;


         (b) all insurance premiums paid by Seller to the FDIC which are allocated to insurance coverage for Deposit Liabilities on and after the Closing Date, to the extent that a proration or adjustment is made with respect thereto pursuant to Section 4.2; and


         (c) all of Seller's right, title and interest in and to all books and records relating to the Assigned Assets and the Deposit Liabilities, as such books and records may exist and as are held by Seller.


         In confirmation of the foregoing, Seller shall execute and deliver the Assignment and Bill of Sale to Purchaser at the Closing.


         3.2. No Other Assets Being Assigned. Purchaser understands and agrees that it is purchasing only the Assigned Assets (and assuming only the Assumed Liabilities) specified in this Agreement and except as may be expressly provided for in this Agreement, Purchaser has no interest in any other business relationship which Seller has or may have with any Customer or any other customer of Seller or their Affiliates. Purchaser further understands and agrees that Seller and its Affiliates are retaining any and all rights and claims which any of them may have, including but not limited to indemnification or reimbursement rights, with respect to the Assigned Assets and the Assumed Liabilities, to the extent that such rights or claims relate to the Assigned Assets or the Assumed Liabilities prior to the Closing.


                                   ARTICLE IV

                            CLOSING; CLOSING PAYMENT


         4.1.     Payment at Closing.


         (a) Subject to the provisions of this Agreement, Seller agrees to pay to Purchaser on the Closing Date, by wire transfer of immediately available funds to an account designated in
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                                      -6-


writing by Purchaser on or before the date which is two (2) Business Days prior to Closing Date, an amount in cash equal to Seller's Closing Payment. If Seller's payment to Purchaser pursuant to this Section 4.1 is for any reason not made on the Closing Date, then Seller shall pay interest on the amount to be paid at an annual rate equal to the Federal Reserve Bank of Boston's discount rate for overnight advances in Boston from the close of business on the Closing Date to the date on which payment is made.


         (b) Although Purchaser shall not be required to agree to increase the Adjustment to Discount to an amount more than $45,000 or to include or increase the Adjustment to Discount if the weighted average maturity of the Brokered Deposits is less than six (6) months from the Closing Date and the weighted average interest rate of Brokered Deposits renewed from the date of this Agreement to the Closing Date is less than it would have been had such Brokered Deposits been renewed at the current market rate (as had been quoted by one of the following brokers selected by Seller: Morgan Stanley Dean Witter & Co., Merrill Lynch Pierce Fenner & Smith Incorporated, CIBC Oppenheimer, UBS PaineWebber, Inc., Salomon Smith Barney, Ryan, Beck & Co., Inc., or such other broker as Purchaser had agreed could be selected by Seller) for brokered deposits having the same weighted average maturity as such renewed Brokered Deposits, Purchaser will consider such an increase in good faith. Although Seller shall not be required to agree to decrease the Adjustment to Discount (and therefore to increase the Discount) if the weighted average maturity of the Brokered Deposits is more than six (6) months from the Closing Date or the weighted average interest rate of Brokered Deposits renewed from the date of this Agreement to the Closing Date is more than it would have been had such Brokered Deposits been renewed at the current market rate (as had been quoted by one of the following brokers selected by Seller: Morgan Stanley Dean Witter & Co., Merrill Lynch Pierce Fenner & Smith Incorporated, CIBC Oppenheimer, UBS PaineWebber, Inc., Salomon Smith Barney, Ryan, Beck & Co., Inc., or such other broker as Purchaser had agreed could be selected by Seller) for brokered deposits having the same weighted average maturity as such renewed Brokered Deposits, Seller will consider such a decrease in good faith.


         4.2. Proration. Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Purchaser shall assume the Assumed Liabilities (and all rights associated therewith) for its own account from and after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the close of business on the day immediately preceding the Closing Date, and shall be settled between Seller and Purchaser as of the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled as an adjustment to Seller's Closing Payment. For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities for the period from and after the Closing Date; (ii) fees for customary annual or periodic licenses or permits; and (iii) other prepaid items of income and expense, in each case relating the Assigned Assets and as of the close of business on the day immediately preceding the Closing Date. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing Date.
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         4.3. Time and Place of Closing. The Closing shall be held at the offices of Bingham Dana LLP, One State Street, Hartford, Connecticut 06l03 at 10:00 a.m., local time, on the date all Closing Conditions have been satisfied.


         4.4. Informational Tax Reporting. Purchaser and Seller shall each provide to the IRS, on a timely basis and otherwise as required by law, Forms 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each deposit concerning interest paid, or contributions to and distributions from, the deposit accounts, as appropriate, for the periods during which Purchaser and Seller, respectively, administered such accounts, including without limitation any information required by the IRS pursuant to any request for backup withholding and TIN certification records and documents. Seller shall make such reports for interest paid or credited to Customers before the Closing Date, and Purchaser shall make such reports from and after the Closing Date.


         4.5. Public Announcements; Communications with Customers.


         (a) From the date of this Agreement to the Closing Date, neither party shall make or send a Public Announcement unless the other party shall have been afforded the opportunity to review and comment on (and, with respect to any specific references to the other party, to approve of) such Public Announcement in accordance with paragraph (b) below; provided, however, that nothing in this section shall prohibit each party from making any press release or announcement which its legal counsel deems necessary under law, if it makes a good faith effort to obtain the other party's comment on (or, with respect to specific references to the other party, approval of) the text of the press release or announcement before making it public.


         (b) Each party shall submit to the other the text of any proposed Public Announcement (other than announcements described in the foregoing proviso) at least two (2) Business Days before the date on which the Public Announcement is to be made. The other party shall have until the close of business on the second Business Day following receipt of such text to advise the submitting party of specific objections to the proposed Public Announcement. With respect to specific references to the other party for which approval is required pursuant to the terms hereof, such other party shall be deemed to have agreed to the form and substance of such Public Announcement unless it raises specific objections thereto within the two (2) Business Day period described in the foregoing sentence.


         (c) From the date of this Agreement to the Closing Date, except as contemplated by Section 5.4 hereto, Purchaser shall not communicate directly with Customers regarding this Agreement or the transactions contemplated hereby. The prohibition on communications shall not prohibit (i) advertising, promotional campaigns, market surveys, face-to-face solicitations made at Purchaser's premises or other similar activities which are conducted in the ordinary course of Purchaser's business and not targeted at Customers or (ii) communications with Customers who as of the date of such communication are also customers of Purchaser, provided that such communication relates solely to such Customer's relationship with Purchaser and does not directly or indirectly concern such Customer's relationship with Seller.

                                    ARTICLE V


                              TRANSITIONAL MATTERS


         5.1. Conversion. The conversion of the data processing with respect to the Assumed Liabilities to be assumed hereunder will be completed on the date of the Closing. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of all such data processing information.


         5.2. Pre-Transfer Conversion Services. (a) Seller and Purchaser shall diligently pursue discussions regarding conversion issues among their operations and systems personnel and Seller shall provide data conforming to industry standards regarding the Deposit Liabilities to Purchaser, including a list of all account numbers, account parties and addresses of such parties, on computer readable magnetic tape with associated tape file layouts presented on magnetic media and in such other form or forms agreed to by Seller and Purchaser, to enable Purchaser to convert such data onto Purchaser's data processing systems by the close of business on the day immediately preceding the Closing Date. Purchaser hereby acknowledges that each such tape provided prior to the Closing shall be based upon the best information available to Seller at the time of the preparation thereof and may not reflect all of the information necessary for the conversion onto the system of Purchaser of the Deposit Liabilities to be transferred to Purchaser pursuant hereto.


         (b) Notwithstanding the foregoing, Seller shall not be required to reformat, recode or otherwise alter its data files or repeat delivery of its data files, unless arrangements satisfactory to Seller are made for Purchaser's payment of the cost of such incremental actions, nor shall Seller be required to provide information to any third party unless such Person shall have executed a confidentiality agreement in form and substance acceptable to Seller.


         (c) All data and other information provided to Purchaser or any other Person pursuant to this section shall remain Seller's sole and exclusive property until the Closing and shall be subject to the confidentiality provisions of this Agreement.


         (d) Purchaser agrees and acknowledges that, except as expressly stated above, it shall be solely responsible for, and shall indemnify and hold harmless Seller for, all costs and expenses relating to the conversion process; provided, however, that Purchaser shall have no liability for the assumption of any of the Seller's data processing fees, including without limitation, payment of any deconversion fees.


         5.3. Records and Information. On the Closing Date, Seller (i) shall turn over or deliver to Purchaser all books and records relating to the Deposit Liabilities and the Assigned Assets; provided, however, that Purchaser agrees to provide Seller with reasonable access to such books and records following the Closing Date; and (ii) shall execute and deliver the Assignment and Bill of Sale and such other conveyances, bills of sale, and assignments in order to effect the sale, conveyance and transfer of the Assigned Assets from Seller to Purchaser.


         5.4. Covenants of Purchaser; Notification to Brokers. Between the date of receipt of the last of the Regulatory Approvals and the Closing Date, Purchaser, at its expense, may notify the Customers of the pending transfer of his, her or its deposit account. The form of such notices shall be subject to the prior written approval of Seller in accordance with the procedures set forth in Section 4.5 hereof. Seller agrees to reasonably cooperate with Purchaser on all matters relating to such notification. Purchaser agrees to be in a position to process the deposit accounts related to the Deposit Liabilities on its system as of the close of business on the day immediately preceding the Closing Date. It is also contemplated that, prior to the Closing, Seller will notify the brokers through which Brokered Deposits were obtained of the agreement of the Purchaser to assume the Deposit Liabilities hereunder, in order to give such brokers the opportunity to give any required notices to their customers or to the Depository Trust Company.


         5.5.     Payment of Deposit Liabilities.


         (a) From and after the Closing, Purchaser shall (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits and other withdrawal orders presented to Purchaser by Deposit Liability account customers, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Seller or by Purchaser and (ii) in all other respects discharge, in the usual course of the banking business, all of the duties and obligations of Seller with respect to the balances due and owing to the Customers who have Deposit Liability accounts. Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement. Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, negotiable orders of withdrawal or other withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser.


         (b) Purchaser hereby acknowledges that if, from and after the Closing Date, any Customer who has a Deposit Liability account, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including Accrued Interest thereon) shall demand payment from Seller for all or any part of any such Deposit Liabilities (including Accrued Interest thereon), Seller shall not be liable or responsible for making such payment.


         5.6. Bulk Transfer Laws. Seller and Purchaser hereby waive compliance with any applicable bulk transfer laws. If by reason of any applicable bulk sales law any claims are asserted by creditors of Seller, such claims shall be the responsibility of Purchaser in the case of claims arising under any of the Assigned Assets or Assumed Liabilities.


         5.7. Further Assurances. From and after the Closing Date, Seller and Purchaser will (a) provide such further assurances to each other, (b) execute and deliver all such further instruments and papers, (c) provide such records and information and (d) take such further action as may be appropriate to carry out the transactions contemplated by and to accomplish the purposes of this Agreement; provided, however, that from and after the Closing Date, Seller shall not be required to take any action or execute any document or instrument if the taking of such action or the execution of such document or instrument would cause Seller to be an "insured depository institution" under the FDIA or a "bank" under the Bank Holding Company Act of 1956, as amended.

         5.8 Efforts to Effect Closing. Each of Seller and Purchaser shall use their best efforts to cause the Closing to occur on or before July 31, 2001, provided, that this paragraph is not intended to require either party, in order to cause such Closing to occur by such date, to expend any amount of money, waive any rights or enter into any adverse agreement that such party would not be required to expend, waive or enter into if the Closing were to occur after July 31, 2001.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Seller represents and warrants as follows:


         6.1. Organization of Seller. Seller is a bank duly organized and validly existing under the laws of the State of Connecticut, and has full corporate power and all necessary federal, state and local authorizations to execute and deliver this Agreement, the instruments and other documents required to be executed by Seller pursuant hereto, and carry out the transactions contemplated hereunder and thereunder.


         6.2. Authority of Seller. All necessary corporate action, including without limitation, all corporate action necessary under the Merger Agreement, has been taken by Seller to authorize the execution, delivery and performance of this Agreement, the instruments and other documents required to be executed by Seller pursuant hereto and consummation of the transactions contemplated hereby, and the same are, or when executed at the Closing will be, the valid and binding obligations of Seller enforceable in accordance with their respective terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.


         6.3. Non-Contravention. The execution and delivery of this Agreement and the instruments and other documents executed pursuant hereto by Seller do not and, subject to the receipt of all Regulatory Approvals and Third Party Consents, the consummation of the transactions contemplated by this Agreement will not, constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Seller or to which Seller is subject, or (b) a breach or violation of or a default under the charter or Bylaws of Seller or any material contract, including without limitation, the Merger Agreement, or other instrument to which Seller is a party or by which Seller is bound, in each case, which breach, violation or default would have a material adverse effect on Seller's ability to consummate the transactions contemplated by this Agreement.


         6.4. Legal Proceedings. There are no actions, suits or proceedings, whether civil, criminal or administrative, pending or, to Seller's knowledge, threatened against or affecting Seller which would reasonably be expected to have a material adverse effect on Seller's ability to consummate the transactions contemplated by this Agreement.

         6.5. Assumed Deposit Liabilities. The Deposit Liabilities are insured by the FDIC through the Bank Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller.


         6.6. Brokerage. Except for Keefe, Bruyette & Woods, Seller has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, and Seller agrees that it will indemnify and hold harmless Purchaser against any liability for any fees or commissions of any such broker.


                                   ARTICLE VII

                               COVENANTS OF SELLER


         Seller covenants and agrees with Purchaser (and, with respect to the second sentence of Section 7.4, Purchaser covenants and agrees with Seller) as follows:


         7.1. Conduct of Business. From the date hereof through the Closing Date, Seller shall conduct its business relating to the Assumed Liabilities in the usual, regular and ordinary course consistent with past practice. In addition, Seller shall endeavor (a) not to renew any maturing Brokered Deposit for a renewal term of more than six (6) months, (b) not to renew any maturing Brokered Deposit at an interest rate that is in excess of the then current market rate (quoted by one of the following brokers selected by Seller: Morgan Stanley Dean Witter & Co., Merrill Lynch Pierce Fenner & Smith Incorporated, CIBC Oppenheimer, UBS PaineWebber, Inc., Salomon Smith Barney, Ryan, Beck & Co., Inc., or such other broker as Purchaser agrees can be selected by Seller), for brokered deposits having the same maturity as the new maturity of such renewed Brokered Deposits, and (c) not to renew any Retail Deposit at an interest rate higher than the applicable special promotional rate, if any, offered by Purchaser for certificates of deposit of the applicable maturity at the time of such renewal as offered at Purchaser's Hartford, Connecticut branch or as posted on Purchaser's website (whichever is higher), and Seller shall use its reasonable efforts not to renew any Retail Deposit at an interest rate higher than Purchaser's standard rates for certificates of deposit of the applicable maturity at the time of such renewal as offered at Purchaser's Hartford, Connecticut branch or as posted on Purchaser's website (whichever is higher).


         7.2. Regulatory Approvals. Seller shall use reasonable efforts to assist Purchaser in obtaining the Regulatory Approvals. Seller shall provide Purchaser or the appropriate regulatory authorities all information reasonably required to be submitted by Seller in connection with the Regulatory Approvals.


         7.3. Corporate and Other Consents. Seller shall use reasonable efforts to secure all corporate and other non-regulatory consents (except those involving Purchaser) necessary to consummate the transactions contemplated by this Agreement, including without limitation, any required consents of Customers to the assumption of such Customers' Deposit Liabilities by Purchaser on the Closing Date ("Third Party Consents"), and shall provide copies of the same to Purchaser upon Purchaser's request.


         7.4. Pledges of Certificates of Deposit to Seller After Closing Date. In connection with each financing transaction as to which Seller will be receiving a certificate of deposit as collateral during the period of one (1) year commencing on the Closing Date, Seller will suggest to the pledgor of such certificate of deposit that, if a new certificate of deposit is to be obtained in order to make such pledge, such certificate of deposit should be obtained from Purchaser (it being understood that each borrower of Seller will have the right to obtain its certificates of deposit at such bank as may be selected by such borrower, notwithstanding such suggestion by Seller). In consideration of the covenant of Seller in the preceding sentence, Purchaser agrees that, unless and until all indebtedness and obligations owed to Seller which are secured by a certificate of deposit issued by Purchaser or an affiliate of Purchaser have been paid in full, neither Purchaser nor any of its affiliates will exercise any right to setoff against, or will assert any priority claim or right to, any certificate of deposit issued by Purchaser or any affiliate of Purchaser which is at such time pledged to Seller as collateral for indebtedness or obligations owed to Seller.


                                  ARTICLE VIII

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


         Purchaser represents and warrants as follows:


         8.1. Organization of Purchaser. Purchaser is a bank duly incorporated and validly existing under the laws of New Jersey with full corporate power to own or lease its properties, to conduct its business in substantially the same manner as such business was being conducted prior to this Agreement and to execute and deliver this Agreement, the instruments and other documents required to be executed by Purchaser pursuant hereto and to carry out the transactions contemplated hereunder and thereunder.


         8.2. Authority of Purchaser. All necessary action, corporate or otherwise, has been taken by Purchaser to authorize the execution, delivery and performance of this Agreement, the instruments and other documents required to be executed by Purchaser pursuant hereto and consummation of the transactions contemplated hereby and thereby and the same are, or when executed at the Closing will be, the valid and binding obligations of Purchaser enforceable in accordance with their terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.


         8.3. Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Regulatory Approvals and Third Party Consents, the consummation of the transactions contemplated by this Agreement will not, constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject or (b) a breach or violation of or a default under the charter or Bylaws of Purchaser or any material contract or other instrument to which Purchaser is a party or by which Purchaser is bound, in each case, which breach, violation or default would not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.


         8.4. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to Purchaser's knowledge, threatened against or affecting Purchaser which could have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.


         8.5.  Regulatory Matters.


         (a) There are no pending or, to the knowledge of Purchaser, threatened, disputes or controversies between Purchaser and any federal, state or local governmental authority that (i) would reasonably be expected to have a material adverse effect upon the financial condition of Purchaser, (ii) would reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (iii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Purchaser has not received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Purchaser believes that it can satisfy all capital and other regulatory requirements necessary to obtain all Regulatory Approvals. To the best of Purchaser's knowledge, Purchaser will not be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals. Purchaser has no knowledge of any fact or circumstance relating to Purchaser that is reasonably likely to materially impede or delay receipt by Purchaser of any of the Regulatory Approvals.


         (b) The deposits of Purchaser are insured by the FDIC in accordance with the FDIA and Purchaser has paid all assessments and has filed all reports required by the FDIC.


         (c) As of the date hereof, without giving effect to the transactions contemplated hereby, and following the consummation of the transactions contemplated hereby, on a pro forma basis, Purchaser will (i) remain "adequately capitalized", as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator has indicated that it will condition any of the Regulatory Approvals upon an increase in Purchaser's capital or compliance with any special capital requirement, standard or ratio.


         (d) The Purchaser is a state non-member bank.


         (e) The Purchaser has a "satisfactory" rating under the Community Reinvestment Act.


         8.6. Sufficient Capital. Purchaser will have sufficient capital on the Closing Date to support the acquisition of the Assumed Liabilities by Purchaser and to perform its other obligations hereunder and under any of the other documents executed in connection herewith.

         8.7. Brokerage. Purchaser has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, and Purchaser agrees that it will indemnify and hold harmless Seller against any liability for any fees or commissions of any such broker.


                                   ARTICLE IX

                             COVENANTS OF PURCHASER


         Purchaser covenants and agrees with Seller as follows:


         9.1. Conduct of Business. Purchaser will operate its business in the ordinary course between the date hereof and the Closing Date and will not materially change its method or manner of doing business between the date hereof and the Closing Date.

         9.2. Confidentiality of Documents, Records and Information. Prior to the Closing Date, Purchaser will hold in confidence all documents, records and information concerning Seller furnished or made available to Purchaser and not in the public domain and will not disclose such documents, records or information other than to directors, principal executive officers, accountants and lawyers of Purchaser on a need to know basis except pursuant to legal process. If the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return all such documents, records and information and any copies thereof to Seller and Purchaser will hold in confidence all such documents, records, and information concerning Seller and not use it for any purpose whatsoever.

         9.3. Regulatory Approvals and Standards.

         (a) Purchaser will use its best efforts to obtain as expeditiously as possible the Regulatory Approvals and will prepare and file within fifteen (15) days after the execution of this Agreement all necessary applications of Purchaser for the Regulatory Approvals. Purchaser will supply to Seller in advance copies of all proposed regulatory applications and filings and will use reasonable efforts to reflect any comments of Seller in such applications and filings. Purchaser will supply to Seller upon filing copies of (i) all regulatory applications and filings made by Purchaser in connection with obtaining any Regulatory Approval and (ii) all written correspondence received by Purchaser with respect to such regulatory applications and filings. Seller shall be permitted to deliver copies of such regulatory applications, filings and written correspondence to UPS, the FDIC, the Federal Reserve Board, the Federal Reserve Bank of Boston, the CBD and the New Jersey Department of Banking. As of the Closing Date, Purchaser will satisfy any and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with Regulatory Approvals. Purchaser shall pay any fees charged by any regulatory authorities to which it must apply for any of the Regulatory Approvals. Purchaser shall take no action which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform such party's covenants and agreements under this Agreement. Purchaser shall notify Seller promptly (and in no event later than two (2) Business Day following notice) of any significant development with respect to any application or notice Purchaser files with any governmental authority in connection with the transactions contemplated by this Agreement. On or before the Closing Date, if requested by Seller, Purchaser will submit to the FDIC, the Federal Reserve Board, the Federal Reserve Bank of Boston and the CBD, with a copy thereof to Seller and UPS, a certificate in the form attached hereto as Exhibit C with such modifications, if any, as may be requested by any of the foregoing agencies if such modifications would not result in Purchaser (x) being unable to deliver such certificate, (y) assuming additional risks not contemplated by this Agreement, or (z) incurring incremental expense not reimbursed to it by Seller.

         (b) From the date hereof through the Closing Date, Purchaser shall (i) remain "adequately capitalized" as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches.

         9.4. Corporate and Other Consents; Compliance with Law. Purchaser shall use its best efforts to secure all necessary Third Party Consents (except those which Seller has expressly agreed herein to obtain) and shall provide copies to Seller upon Seller's request.

         9.5.Solicitation of Accounts Prior to Closing. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing Date, neither Purchaser nor its Affiliates shall directly solicit Customers through advertising specifically referencing or targeted to such Customers in a way which is likely to induce such customers to close Deposit Liability accounts and open accounts directly with Purchaser or would otherwise result in the transfer of all or a portion of an existing Deposit Liability from Seller.

                                    ARTICLE X

                               CLOSING CONDITIONS


         The obligations of each of Seller and Purchaser to complete the transactions provided for in this Agreement are conditioned upon fulfillment at or before the Closing of each of the following Closing Conditions:


         (a) All Regulatory Approvals shall have been obtained and all appropriate notices to bank regulatory agencies or authorities shall have been given, including without limitation the notices to the FDIC, and the approvals of the FDIC, the CDB and the New Jersey Department of Banking, and all necessary conditions to such approvals, including without limitation any legally required waiting periods, shall have been fully satisfied or expired.


         (b) The Merger Agreement shall not have been terminated.


         (c) Each party shall have complied, in all material respects, with each of its covenants and undertakings set forth in this Agreement to be observed through the Closing and each party will furnish the other party with such certificates of its officers or others and such other documents to evidence such compliance as the other party may reasonably request.


         (d) The representations and warranties of each party set forth in this Agreement shall continue to be accurate, in all material respects, as of the Closing and each party will furnish to the other party such certificates of its officers or others and such other documents to evidence such continued accuracy as the other party may reasonably request.

         (e) Each party shall have delivered to the other party copies of (i) all records, certified by their Clerk or an Assistant Clerk or Secretary or Assistant Secretary, as the case may be, to be true and complete on and as of the day of Closing, of all corporate action taken to authorize the execution, delivery and performance of this Agreement, and the instruments and other documents required hereby to be executed by such party and consummation of the transactions contemplated hereby and thereby and (ii) the incumbency and signature of officers executing this Agreement and the instruments or other documents contemplated hereby.


         (f) Seller shall have obtained sufficient funds to fund Seller's Closing Payment and shall have obtained all necessary consents from UPS for the use of such funds to make Seller's Closing Payment.


         (g) The amount of Deposit Liabilities on the Closing Date shall be not less than ninety percent (90%) of the Base Deposit Amount.


                                   ARTICLE XI

                            TERMINATION OF AGREEMENT


         11.1. Termination. At any time prior to the Closing, this Agreement may be terminated:


         (a) by mutual consent of the parties with appropriate evidence of corporate authority to so act,


         (b) by either party, if there has been a material misrepresentation or breach by the other party in its representations, warranties and covenants set forth herein,


         (c) by Purchaser or Seller, if the Closing Conditions have not been satisfied at or prior to the Closing, other than a Closing Condition that is reasonably within the electing party's control,


         (d) by either party, if the Merger Agreement shall have been terminated, or


         (e) by either party, if the Closing has not occurred within 180 days after the date of this Agreement or within such later time frame as the parties shall have mutually agreed in writing.


         11.2. Effect of Termination. If this Agreement shall be terminated as provided in Section 11.1, all obligations of the parties hereunder shall terminate without liability of either party to the other. In the event of a termination of this Agreement pursuant to Section 11.1(b) on account of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection with the enforcement of its rights thereunder. In any event, upon termination of this Agreement, each party will return all papers, documents, financial statements and other data furnished to it by or with respect to the other party, including any copies thereof made by the returning party.

                                   ARTICLE XII

                                 INDEMNIFICATION


         12.1. Seller's Indemnity. Except as otherwise provided in this Agreement, Seller shall indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective directors, officers, agents and employees from and against all claims, losses, liabilities, demands and obligations (including reasonable legal fees and expenses) (collectively, "Damages") which Purchaser or any of its Affiliates and their respective directors, officers, agents and employees shall receive, suffer or incur arising out of or resulting from (a) any liability of Seller not assumed by Purchaser hereunder, (b) any actions taken or omitted to be taken by Seller prior to the Closing and relating to the Assigned Assets or Assumed Liabilities, and (c) the breach of any material representation, warranty or covenant made by Seller in this Agreement.

         12.2. Purchaser's Indemnity. Except as otherwise provided in this Agreement, Purchaser shall indemnify, hold harmless and defend Seller, its Affiliates and their respective directors, officers, agents and employees from and against all Damages which Seller or any of its Affiliates and their respective directors, officers, agents, and employees shall receive, suffer or incur arising out of or resulting from (a) any liability of Seller assumed by Purchaser hereunder, including the Assumed Liabilities, (b) any actions taken or omitted to be taken by Purchaser from or after the Closing, and relating to the Assigned Assets and Assumed Liabilities, and (c) the breach of any material representation, warranty or covenant made by Purchaser in this Agreement.


         12.3. Indemnification Procedure. If a party entitled to indemnification hereunder ("Indemnified Party") is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XII (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice thereof to the other party ("Indemnitor"), and the Indemnified party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor's rights shall have been prejudiced or the Indemnitor's liability shall have been increased thereby. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 12.3, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.


         12.4. Survival. All indemnities contained in or made pursuant to this Agreement shall survive the Closing for a period of one (1) year after the Closing Date, except as to any claim for which written notice shall have been given prior to such date.


         12.5. Limitations on Liability. Notwithstanding anything to the contrary contained in this Article XIII, no party shall be entitled to indemnification pursuant to Sections 12.1(c) or 12.2(c) until, and only to the extent, such aggregate Damages exceed $100,000. As provided in Section 14.3, in no event shall any party be indemnified for any incidental, consequential, special, exemplary or punitive damages. The aggregate amount that may be received by either party hereto from the other party hereto pursuant to this
Article 12 shall not exceed the Discount.


         12.6. General. (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. In addition, the amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article XII shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collection costs) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).


         (b) In addition to the requirements of paragraph (a) above, each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.


         (c) Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.


         (d) The indemnification provided in this Article shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser to Seller in this Agreement.


         (e) Notwithstanding anything contained in any provision of this Agreement to the contrary, each party hereto understands and agrees that neither party hereto is making any representation or warranty whatsoever, express or implied, other than the representations and warranties expressly made by such party herein.


         12.7. Claims of Depositors. If any Customer, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities, shall assert a claim against Seller after the Closing for any part of any such assumed Deposit Liabilities, Purchaser agrees to provide Seller on demand with money sufficient to enable it to pay the claims of such depositors, not exceeding the amount set forth opposite their respective names as they appear on the records of Purchaser as of the time of making such demand.


                                  ARTICLE XIII

                                OTHER ADJUSTMENTS


         13.1. Closing Schedule. It is understood that the Schedule of Deposit Liabilities was calculated as of the date set forth thereon. It is expected that certain of the figures and items set forth on such schedule will change between the time of execution hereof and the Closing and that, prior to the Closing, such schedule may not represent the complete list of Deposit Liabilities which Purchaser shall purchase or assume pursuant to the terms hereof. Seller shall, periodically after the date hereof and five (5) Business Days prior to Closing, recalculate the figures and reinventory the items set forth respectively on the Schedule of Deposit Liabilities, and shall deliver a copy of such revised schedule to Purchaser in order to enable Seller to estimate the closing payment that will be required by it pursuant to Section 4.1 hereof. Seller shall further adjust all such figures and items as of the close of business on the day immediately preceding the Closing Date, and shall provide to Purchaser at the Closing such revised schedule (the "Final Closing Schedule"). The Final Closing Schedule shall be used in calculating the payment to be made by Seller to Purchaser pursuant to Section 4.1.


         13.2. Other Adjustments. After the Closing, the parties will make such other adjustments as may be necessary to fulfill the provisions of this Agreement, including, but not limited to, any adjustments required to correct any error or mistake in the Final Closing Schedule.


                                   ARTICLE XIV

                                  MISCELLANEOUS


         14.1. Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, except that Purchaser shall bear all costs of the conversion contemplated by Article V hereof and Seller shall bear all costs associated with the deconversion of its records as contemplated by Article V hereof.


         14.2. Law Governing. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT AND, TO THE EXTENT APPLICABLE, THE LAWS OF THE UNITED STATES OF AMERICA.

         14.3. Waiver of Certain Damages. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

         14.4. Consent to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW JERSEY AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.


         EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANYWAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.


         14.5. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or by express overnight courier service, or mailed by certified or registered mail, return receipt requested, or sent by telecopy, transmission confirmed, addressed as follows:

         If to Seller:

                  First International Bank
                  280 Trumbull Street
                  Hartford, Connecticut  06l03

                  Attention:        Leslie A. Galbraith
                                    President
                  Facsimile No.     (860) 241-2501




         with a copy to:

                  Bingham Dana LLP
                  One State Street
                  Hartford, Connecticut  06103

                  Attention:        Bruce C. Silvers, Esq.
                  Facsimile No.     (860) 240-2800




         If to Purchaser:

                  Hudson United Bank
                  1000 MacArthur Boulevard
                  Mahwah, New Jersey  07430

                  Attention:        Kenneth Neilson
                                    President & Chief Executive Officer


         with a copy to:

                  Hudson United Bank
                  1000 MacArthur Boulevard
                  Mahwah, New Jersey 07430

                  Attention:        Ann M. LaCarrubba, Esq.

or to such other address of which either party may by registered mail notify the other party at its then current notice address.

         14.6. Entire Agreement. This Agreement is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by either party hereto, have been expressed herein. This Agreement supersedes any prior or contemporaneous agreement or understanding between the parties hereto, oral or written, pertaining to any such matters which agreements or understandings shall be of no further force or effect for any persons; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply.


         14.7. Assignability. This agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.


         14.8. Survival. Except as otherwise provided in Sections 2.1, 2.2, 3.1, 3.2, 4.1, 4.2, 4.4, 5.3, 5.5, 5.6, 5.7, Article XII, Article XIII and Article
XIV or in any instrument or document furnished in connection herewith, no representations, warranties, covenants or agreements made by the parties herein or therein shall survive the Closing.


         14.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.


         14.10. Headings. The headings and subheadings of the Articles and Sections contained in this Agreement, except the terms identified for definition in Article I and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision thereof.


         14.11. Modification; Assignment. No amendment or other modification, rescission, release, annulment or assignment of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of the parties hereto.


         14.12. Third Party Beneficiaries. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.


         14.13. Specific Performance. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.


         14.14. Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing , lithography and other means of reproducing words in a visible form; references to a person are also to its successors and assigns; except as the context may otherwise require, "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "Article", "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule". The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.


                        [Signatures Follow on Next Page]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                      FIRST INTERNATIONAL BANK:


                                      By:    /s/William J. Anderson
                                           William J. Anderson
                                           Its Director


                                      By:   /s/Michael R. Carter
                                           Michael R. Carter
                                           Its Director


                                      By:   /s/Arnold L. Chase
                                           Arnold L. Chase
                                           Its Director


                                      By:   /s/Cheryl A. Chase
                                           Cheryl A. Chase
                                           Its Director


                                      By:   /s/Craig M. Cooper
                                           Craig M. Cooper
                                           Its Director


                                      By:   /s/Leslie A. Galbraith
                                           Leslie A. Galbraith
                                           Its Director


                                      By:   /s/Dean Goodermote
                                           Dean Goodermote
                                           Its Director


                                      By:   /s/Frank P. Longobardi
                                           Frank P. Longobardi
                                           Its Director

                                      By:   /s/David G. Sandberg
                                           David G. Sandberg
                                           Its Director


                                      By:   /s/Brett N. Silvers
                                           Brett N. Silvers
                                           Its Director


                                      By:   /s/Kenneth R. Sonenclar
                                           Kenneth R. Sonenclar
                                           Its Director


                                      By:   /s/Douglas K. Woods
                                           Douglas K. Woods
                                           Its Director

                                      HUDSON UNITED BANK:


                                      By:   /s/Robert J. Burke
                                           Robert J. Burke
                                           Its Director


                                      By:   /s/Donald P.Calcagnini
                                           Donald P. Calcagnini
                                           Its Director


                                      By:   /s/Joan David
                                           Joan David
                                           Its Director


                                      By:
                                           Noel deCordova, Jr.
                                           Its Director

                                      By:   /s/Thomas R. Farley
                                           Thomas R. Farley
                                           Its Director

                                      By:   /s/Bryan D. Malcolm
                                           Its Director

                                      By:   /s/W. Peter McBride
                                           W. Peter McBride
                                           Its Director

                                      By:   /s/Kenneth T. Neilson
                                           Kenneth T. Neilson
                                           Its Director

                                      By:
                                           Charles F.X. Poggi
                                           Its Director

                                      By:   /s/David A. Rosow
                                           David A.Rosow
                                           Its Director

                                      By:
                                           James E. Schierloh
                                           Its Director

                                      By:    /s/Sr. Grace Frances Strauber
                                           Sr. Grace Frances Strauber
                                           Its Director

                                      By:   /s/John H. Tatigian, Jr.
                                           John H. Tatigian, Jr.
                                           Its Director